Exhibit 21

List of Subsidiaries

Rare Element Holdings Ltd., a British Columbia corporation, 100% owned by Rare Element Resources Ltd.

Rare Element Resources, Inc., a Wyoming corporation, 100% owned by Rare Element Holdings Ltd.